FOR IMMEDIATE RELEASE	Exhibit 99.1

Contacts:	For Smurfit-Stone	For Georgia-Pacific

	John Haudrich (investors)	Sheila Weidman
	314-656-5375	404-652-6322
	jhaudrich@smurfit.com	sweidman@gapac.com

	Tom Lange (media)	Melodie Ruse
	314-656-5369	404-652-4747
	tlange@smurfit.com	msruse@gapac.com

SMURFIT-STONE AGREES TO SELL BREWTON, AL, MILL

TO GEORGIA-PACIFIC FOR $355 MILLION

CHICAGO and ATLANTA, August 8, 2007 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) and Georgia-Pacific LLC today announced that they have reached a definitive agreement for Georgia-Pacific to purchase the assets of the Brewton, AL, white top linerboard and bleached board mill from Smurfit-Stone for approximately $355 million.  Net proceeds from the sale will be used by Smurfit-Stone for debt reduction to further improve the company’s financial flexibility.

The companies expect the transaction to be completed by the end of September, subject to standard regulatory review and approvals.  The Brewton mill has annual production capacity of approximately 300,000 tons of white top linerboard and 190,000 tons of solid bleached sulfate (SBS).

“The sale of our Brewton mill is another important step in the execution of our company’s transformation strategy,” said Patrick J. Moore, Smurfit-Stone chairman and chief executive officer.  “As we continue to realign our mill system, we will deliver uninterrupted, high quality white top linerboard products and services to our customers.  With the sale last year of our former consumer packaging division, however, the Brewton mill’s SBS production no longer fits with our core business.”

“We will continue to commit our resources to developing innovative products and services in our mill, corrugated container, and recycling operations,” said Steven J. Klinger, Smurfit-Stone president and chief operating officer.  “We constantly review our operations to ensure that we have the right combination of people, products, and services to profitably meet market demand as we strive to become the safest and most profitable company in our industry.”

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“Georgia-Pacific continues to make long-term, strategic investments in our businesses, and we are committed to growth — organically, through acquisitions and innovation,” said James Hannan, Georgia-Pacific president and chief operating officer.  “Investments in our packaging business, such as this, are a key part of our strategy, and we continue to see opportunities for growth in each of Georgia-Pacific’s businesses.”

Christian Fischer, Georgia-Pacific’s executive vice president of packaging, added, “This acquisition will enable us not only to grow, but most importantly, improve our breadth of products to better serve our customers.  Both product lines produced at the Brewton mill, the white top linerboard and the bleached board, are recognized for their high quality and printing properties.  This cost-competitive mill will be a great complement to our existing packaging business, which includes more than 60 facilities.”

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Smurfit-Stone Container Corporation’s (Nasdaq: SSCC) innovative packaging solutions help its customers to grow their businesses and profits. As North America’s premier packaging company, Smurfit-Stone is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone also is one of the world’s largest paper recyclers. The company has led the industry in safety performance every year since 2001 and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association. Smurfit-Stone operates approximately 170 facilities and employs approximately 22,000 people. www.smurfit-stone.com

Headquartered at Atlanta, Georgia-Pacific is one of the world’s leading manufacturers and marketers of tissue, packaging, paper, cellulose, building products, and related chemicals.  The company employs approximately 50,000 people at more than 300 locations in North America, South America and Europe.  For more information, visit www.gp.com.